Exhibit 10.3

AGREEMENT AND RELEASE

This Agreement and Release is entered on this 19th day of January, 2012 (the “Effective Date”) among Ferrell Companies, Inc. (“FCI”), Ferrellgas, Inc. of Overland Park, Kansas (collectively, “Ferrellgas”), and their affiliates, including Ferrellgas Partners, L.P., and/or Ferrellgas, L.P., (all of which will collectively be referred to as “Ferrell”) and George L. Koloroutis (“Employee”), to set forth the terms of separation of Employee’s employment relationship with Ferrellgas and for all benefits, rights, and obligations between Ferrellgas and Employee (referred to collectively as the “Parties”).  Thus, in consideration of the mutual promises, covenants and agreements set forth below, the adequacy and sufficiency of which are hereby acknowledged by the Parties, the Parties agree as follows:

Employee’s regular employment ended on the Effective Date set forth above; however Employee will continue in an advisory role described in Section 2 below. Ferrell and Employee now desire to fully and finally resolve all issues among or between them arising from Employee’s employment by Ferrell and/or the cessation of such employment. Therefore, intending to be legally bound, Ferrell and Employee agree as follows:

1.               Employee was relieved of his duties as the President of Ferrell North America and Sr. Vice President of Ferrellgas and all of its affiliated entities on the Effective Date.  The parties agree that the Effective Date shall be the date referenced in Section 1(h) of the Employment Agreement between the parties dated August 10, 2009.  Employee will receive a Letter of Reference in the form attached as “Attachment A” (or other form proposed by Employee and agreed by Stephen Wambold) within twenty-one days of signing this Agreement.

2.               Further, Ferrellgas agrees to retain Employee in an advisory role for four (4) years, beginning on the Effective Date and continuing until the fourth anniversary of the Effective Date (the “Advisory Period”), and this Advisory Period will apply to Employee’s vesting for purposes of his existing FCI and Ferrellgas Partners, L.P. stock appreciation rights and common unit options rights, respectively, as if Employee had not been relieved of his duties.  Employee will not be granted any further options or stock appreciation rights Employee will no longer be deemed to be an advisor to Ferrell, including any affiliates of any Ferrell entity, after the Advisory Period, and no further rights or benefits, including without limitation stock/common unit option or stock appreciation rights or vesting, shall accrue to Employee after such date, except as provided herein.  Employee will be paid his previous base salary of $350,000 per annum on usual the bi-weekly pay periods, subject to withholdings and deductions, for the Advisory Period.  Employee shall not make any 401(k) contributions nor receive any 401(k) matching during this time and will voluntarily discontinue deferrals to his Supplemental Savings Plan.  Employee will not be entitled to future ESOP allocations after the Effective Date.  Employee shall not undertake any duties on behalf of Ferrell and shall not be considered to be operating within the course of any duties unless specifically directed in writing by Ferrell to do so. Employee shall not have the authority, apparent or actual, to enter into agreements on behalf of Ferrell or to otherwise bind the company, and Employee shall not hold himself out to be an officer of Ferrell. Employee shall not have access to company offices, telephone systems, computer or email systems or other Ferrell property unless specifically authorized in writing by Ferrell. Employee will office from his home and all business communications by him shall be directed to Steve Wambold, CEO of Ferrellgas. Employee shall be reimbursed only for previously authorized and reasonable out-of-pocket expenses incurred on behalf of Ferrellgas.  Employee agrees to be available to assist and cooperate with Ferrell and to respond in a timely manner to reasonable inquiries from Ferrell senior management.  Employee agrees that the confidentiality provisions of his Employee Agreement shall extend to any confidential information (as defined in his Employment Agreement as attached to this Agreement) obtained or developed during this period.  In the event of a Change in Control (as defined in Employee’s August 6, 2009 Employment Agreement) or the filing of a voluntary or involuntary bankruptcy petition by Ferrellgas, Inc. or Ferrellgas Partners, L.P., Ferrell shall notify Employee of such event within 30 days of the effective date of the Change in Control or initial bankruptcy filing by first-class mail to Employee’s last known street address and by electronic mail to Employee’s last known electronic mail address.  Within 90 days of receiving such notification, Employee may elect to accelerate the remainder of the amount of the four years of base salary due to him by so stating in writing, If Employee so elects, all of Employee’s remaining options and stock appreciation rights shall fully vest, and Employee will be entitled to all rights described in paragraph 3(a) below for a period of 18 months after the date of Employee’s election to accelerate or until the end of the Advisory Period, whichever is earlier.  All of Ferrell’s other obligations under Section 3 shall terminate.

3.               (a) Employee acknowledges that the end of formal employment on the Effective Date constitutes a “qualifying event” for COBRA purposes. During the Advisory Period, Ferrellgas shall provide the employer share of any health, vision, and dental coverage in which Employee and his dependents were enrolled as of the Effective Date and Employee’s cost for these benefits will be consistent with the rates charged to active employees during the Advisory Period.  Employee acknowledges such payments are greater than, in lieu of and not in addition to Ferrell’s COBRA obligations.

(b) If, in the alternative, the Employee elects his standard rights under COBRA, the eighteen month COBRA continuation period will begin on the Effective Date and COBRA information will be sent to Employee by Ferrell’s COBRA provider.  Employee must submit each month’s COBRA premium payment to Ferrell’s COBRA provider as outlined in the enrollment information. In addition, Employee must make a copy of the check submitted for each payment and mail it to Ferrellgas, Attention Cathy Brown, Director of Tax and Payroll, One Liberty Plaza, Liberty, MO 64068.  Ferrellgas will reimburse Employee for a portion of the monthly premium payment (as more fully described in the last sentence of this paragraph) after The Taben Group (or successor COBRA administrator) has received the premium and after Ms. Brown or her successor has received a copy of each payment check. If Employee fails to submit premiums in a timely manner, Employee will lose continuation coverage. The amount of the Employee’s monthly reimbursement shall equal the difference between the Employee’s premium payment and the Employee cost for coverage consistent with the rates charged to active employees (the “Premium Reimbursement”), plus a gross-up payment to reimburse Employee for any income and employment taxes due on the Premium Reimbursement and gross-up payment.

(c) During the Advisory Period, Ferrellgas shall also provide the employer share of the cost of any life and AD&D coverage in which Employee and his dependents were enrolled as of the Effective Date, and Employee’s cost for these benefits will be consistent with the rates paid by active employees.  To the extent the employer-provided cost of coverage of such benefits results in imputed income to Employee, Ferrellgas will pay Employee a gross-up payment so that there will be no after-tax costs to the Employee associated with the employer-provided cost of coverage of these benefits.

4.               In exchange for the mutual promises made here, Employee agrees to forever RELEASE and DISCHARGE Ferrell, all of Ferrell’s affiliated entities, and Ferrell’s officers, employees, directors and agents from any and all claims arising from his employment and/or cessation of employment and all debts, obligations, claims, demands, or causes of action of any kind whatsoever, known or unknown, in tort, contract, by statute or on any other basis, for equitable relief, compensatory, punitive or other damages, expenses (including attorney’s fees), reimbursements or costs of any kind, including, but not limited to, any and all claims, demands, rights and/or causes of action, including those which might arise out of allegations relating to a claimed breach of an alleged oral or written employment contract, or relating to purported employment discrimination or civil rights violations, such as, but not limited to, those arising under Title VII of the Civil Rights Act of 1964 and all amendments thereto, Executive Order 11246, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Equal Pay Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act, the Older Workers’ Benefits Protection Act, and/or any other applicable federal, state, or local employment discrimination or retaliation statute, ordinance or common law doctrine which Employee might assert against Ferrell. Employee waives any right to recover in any lawsuit brought on his behalf by any government agency or other person. Except as specifically provided, this paragraph does not release any rights or obligations under this Agreement or any rights or Employee’s interest existing (as of the Effective Date) in the Ferrell Companies, Inc. Incentive Compensation Plan, the Ferrellgas Unit Option Plan, the Ferrell Companies, Inc. Employee Stock Ownership Plan, the Ferrell Companies, Inc. 401(k) Investment Plan, or the Ferrell Companies, Inc. Supplemental Savings Plan.  This provision specifically releases any claims by Employee pursuant to his executive employment agreement with Ferrell dated August 10, 2009.

5.               Employee acknowledges that he has been employed by Ferrell in a senior management capacity and has supervised employees conducting business throughout the United States, including employees directly involved in sales and marketing to Ferrellgas retail and wholesale customers, including national and government accounts.  In the course of his employment, Employee has received significant Confidential Information (as defined in his Employee Agreement), including specific information regarding Ferrell’s strategies, suppliers, product costs and customers throughout the United States and has participated in all meetings of the executive committee and board of directors of Ferrell.  For that reason, and in consideration of the financial benefits granted to Employee pursuant to this Agreement, Employee acknowledges that any employment in the propane industry during the first two years of the Advisory Period would result in the inevitable disclosure and/or use of such Confidential Information to the detriment of Ferrell.  Therefore, Employee agrees not to accept employment in the propane industry in whole or in part within the United States during the the two-year period immediately following the Effective Date.  Employee may engage in consulting services within the propane industry during that period; provided, however that any such services: a) do not involve the use or disclosure of Confidential Information, b) are not related to transactions involving Ferrellgas, c) are not related to the solicitation or sale of propane by another entity or person to retail or wholesale Customers of Ferrellgas (as defined in the Employees employment agreements with Ferrellgas), d) are not related to other matters of direct competition with Ferrellgas.

6.               Employee promises to treat as confidential and to disclose to no person (other than a legal or financial advisor, spouse or other business associates to the extent commercially reasonable) the terms or conditions of this Agreement and Release. Employee further promises not to make any derogatory, disparaging or false statements to any third parties intended to harm the business or personal reputation of Ferrell, its directors, officers and employees.

7.               Employee understands and agrees that if he violates any promises, Ferrell may pursue all permissible remedies to redress such violations including seeking repayment of all payments made under this Agreement and Release and recovery of costs and reasonable attorney’s fees.  If Employee violates any promises during his period of advisory employment, in addition to its other remedies Ferrell may terminate Employee’s employment as an advisor and cease any additional vesting of any benefit or option.

8.               Employee agrees that the Employee Agreement signed by him on January 29, 1991, his FCI Option Grantee Agreements, his Ferrellgas Partners, L.P. Option Agreement signed by him, copies which are incorporated herein by reference, and/or any similar agreements, are enforceable agreements by the Parties to the extent not inconsistent with this Agreement, that his obligations under these agreements inure to the benefit of Ferrell, and that this Agreement and Release does not release him from any obligations under them or under any other contract which obligates Employee not to reveal the Confidential Information of Ferrellgas.  The parties agree that, notwithstanding Section 4 of this Agreement, the terms of the FCI Nonqualified Stock Option Agreements entered into between the Employee and Ferrell Companies, Inc. remain in full force and effect and are not terminated or released by this document.

9.               Employee agrees to remain available (upon reasonable prior notice) to consult with Ferrell in connection with any claims or litigation involving Ferrell and any transitional matters involving Employee’s prior duties with Ferrell. Ferrell shall reimburse Employee for his reasonable out-of-pocket expenses in connection with such consultation.

10.         This agreement shall be governed by the laws of the state of Kansas, except with respect to the issuance, ownership and exercise of options or stock appreciation rights, which shall be governed by the state of Delaware.

Additional Statement by Employee

I was given a copy of this Agreement and Release and was notified that I have the right to consult with an attorney before signing. Furthermore, I acknowledge being given at least twenty-one (21) days within which to consider this Agreement and Release. I have carefully read and fully understand this Agreement and Release and have had sufficient time and opportunity to consult with my personal tax, financial, and legal advisors prior to signing. By signing this Agreement and Release, I voluntarily indicate my intent to be legally bound by its terms. I understand that I may revoke this Agreement and Release within seven days after signing it but that thereafter it is irrevocable.

THIS IS A RELEASE OF CLAIMS

READ CAREFULLY BEFORE SIGNING

/s/ George L. Kolorutis
George L. Koloroutis

1/19/12
Date

FERRELLGAS, INC.;

FERRELL COMPANIES, INC.;

FERRELLGAS PARTNERS, L.P.

FERRELLGAS, L.P.

by FERRELLGAS, INC., a Delaware

Corporation, their General Partner

By	/s/ Stephen L. Wambold	Date	1/19/12
Stephen L. Wambold
Chief Executive Officer

[ATTACHMENT A]

January 31, 2012

To whom it may concern,

It is my pleasure to write this letter of reference for George Koloroutis. Mr. Koloroutis was employed by Ferrellgas, Inc. beginning                          .  He served most recently as our Sr. Vice President.

We enjoyed and appreciated having Mr. Koloroutis as part of our team.  I recommend Mr. Koloroutis for a position within your company.  He would be an asset to any organization.

Sincerely,

Stephen L. Wambold

Chief Executive Officer